Exhibit 10.4
FIRST AMENDED AND RESTATED
EXECUTIVE SEVERANCE AGREEMENT
     THIS FIRST AMENDED AND RESTATED EXECUTIVE SEVERANCE AGREEMENT (this “Agreement”) is entered into as of the 24th day of November, 2008 by and between Sysco Corporation, a Delaware corporation (the “Company”), and Richard J. Schnieders (“Executive”).
WITNESSETH
     WHEREAS, the Company and Executive are parties to that certain Executive Severance Agreement dated as of July 14, 2004, as amended by that certain First Amendment to the Executive Severance Agreement dated as of September 3, 2004, (the “Current Agreement”); and
     WHEREAS, the American Jobs Creation Act of 2004 added Section 409A to the Internal Revenue Code of 1986, as amended (the “Code”), and Section 409A of the Code (“Section 409A”) imposes certain restrictions on compensation deferred on and after January 1, 2005; and
     WHEREAS, the Treasury Regulations promulgated under Section 409A which become effective as of January 1, 2009, require all deferred compensation arrangements, including certain provisions of the Current Agreement, to be in documentary compliance with the requirements of Section 409A on or before December 31, 2008; and
     WHEREAS, the Company and Executive desire to amend and restate the Current Agreement to comply with Section 409A and to make certain other changes and clarifications to the Current Agreement; and
     WHEREAS, the Compensation Committee of the Board has authorized the Company to enter into this Agreement.
     NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained, the Company and Executive hereby agree as follows:
     1. Definitions: As used in this Agreement, the following terms shall have the respective meanings set forth below:
          (a) “Board” means the Board of Directors of the Company.
          (b) “Cause” as determined by the Board in good faith, means: (1) a material breach by Executive of the duties and responsibilities of Executive or any written policies or directives of the Company (other than as a result of incapacity due to physical or mental illness) which is (i) willful or involves gross negligence, and (ii) not remedied within fifteen (15) days after receipt of written notice from the Company which specifically identifies the manner in which such breach has occurred; (2) Executive commits any felony or any misdemeanor involving willful misconduct (other than minor violations such as traffic violations) that causes damage to the property, business or reputation of the Company, as determined in good faith by the Board; (3) Executive engages in a fraudulent or dishonest act, as determined in good faith by the Board; (4) Executive engages in habitual insobriety or the use of illegal drugs or substances; or (5) Executive breaches his fiduciary duties to the Company, as determined in good faith by the Board. The Company must notify Executive of any event constituting Cause within ninety (90) days following the Company’s knowledge of its existence or such event shall not constitute Cause under this Agreement.
          (c) “Date of Termination” means the effective date on which Executive’s employment by the Company is terminated as specified in a prior written notice from the Company to Executive or from Executive to the Company, as the case may be, pursuant to Section 11(b) hereof.
          (d) “Good Reason” means (i) (A) for periods prior to January 1, 2009, the Company’s demotion of the Executive to a lesser position than the position in which he is serving prior to such demotion or (B) for periods on or after January 1, 2009, the Company’s demotion of the Executive to a materially lesser position than the position in which he is serving prior to such demotion, (ii) the assignment to Executive of duties materially inconsistent with his position or material reduction of the Executive’s duties, responsibilities or authority, in either case without the Executive’s prior written consent; (iii) (A) for periods prior to January 1, 2009, any reduction in Executive’s base salary without the Executive’s prior consent unless other executives who are parties to agreements similar to this one also suffer a comparable reduction in their base salaries, or (B) for periods on or after January 1, 2009, any material reduction in Executive’s base salary without the Executive’s prior consent unless other executives who are parties to agreements similar to this one also suffer a comparable reduction in their base salaries; or (iv) unless agreed to by Executive, the relocation of Executive’s principal place of business outside of the metropolitan area of Houston, Texas, in each case not remedied by the Company within thirty (30) days after receipt by the Company of written notification from Executive as provided in Section 11(b) which specifically identifies the Good Reason. The Executive must notify Company of any event that constitutes Good Reason within ninety (90) days following Executive’s knowledge of its existence or such event shall not constitute Good Reason under this Agreement.
          (e) “Management Incentive Plan” means the Sysco Corporation 2000 Management Incentive Plan, the Sysco Corporation 2005 Management Incentive Plan or such plan’s successor or replacement plan; as such plans may be amended from time to time.
          (e) “Permanent Disability” means the failure of the Executive to perform the Executive’s duties with the Company on a full-time basis as a result of an incapacity due to mental or physical illness and such incapacity results in Executive being eligible for and entitled to receive disability payments under the Disability Income Plan sponsored by the Company.

          (g) “Short-Term Deferral Period” means the period ending on the later of (i) the 15th day of the third month following the end of the Executive’s taxable year in which the Date of Termination occurs; or (ii) the 15th day of the third month following the end of the Company’s fiscal year in which the Date of Termination occurs.
          (h) “Specified Employee” means a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Code. By way of clarification, “specified employee” means a “key employee” (as defined in Section 416(i) of the Code, disregarding Section 416(i)(5) of the Code) of the Company. Executive shall be treated as a key employee if the Executive meets the requirement of Section 416(i)(1)(A)(i), (ii), or (iii) of the Code at any time during the twelve (12) month period ending on an “identification date”. If Executive is a key employee as of an identification date, he shall be treated as a Specified Employee for the twelve (12) month period beginning on the first day of the fourth month following such identification date. For purposes of any “Specified Employee” determination hereunder, the “identification date” shall mean the last day of the calendar year.
     2. Payments Upon Termination of Employment by Death, Permanent Disability, for Cause or Executive’s Resignation without Good Reason.
          (a) The Executive’s employment shall terminate automatically upon the Executive’s death during the period of his employment or resignation without Good Reason.
          (b) If Executive resigns as an employee without Good Reason prior to reaching age 60, notwithstanding anything contained in the Sysco Corporation Supplemental Executive Retirement Plan (the “SERP”) to the contrary, Executive shall forfeit all benefits under the SERP. For purposes of this Section 2(b), Executive’s termination of employment by reason of death or Permanent Disability shall not be deemed a “resignation.”
          (c) If the Company determines in good faith that a Permanent Disability of the Executive has occurred while Executive is employed, it may give the Executive written notice in accordance with Section 11(b) of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the day specified in such notice to the Executive.
          (d) In the event the Executive dies, becomes Permanently Disabled during the period of his employment, resigns without Good Reason or the Company terminates Executive’s employment for Cause by giving written notice as provided in Section 11(b), the Company shall have no obligation to make any severance payments or provide any severance benefits to Executive pursuant to this Agreement. Executive shall be paid his base salary through the date of death or the effective date of the resignation without Good Reason or the Date of Termination and the amounts that would be owed under Section 3(a)(2) hereof.

     3. Payments Upon Termination of Employment by Company Without Cause.
          (a) If the Company terminates the employment of Executive without Cause, Executive shall be paid his base salary through the date of Termination. If Executive executes and provides to the Company and does not revoke a release substantially in the form attached hereto as Exhibit A, no later than sixty (60) days following Executive’s Date of Termination (the “Payment Forfeiture Date”), the Company shall provide to the Executive the payments and benefits described in paragraphs (1) through (5) below. Notwithstanding any provision in this Agreement to the contrary, however, none of the payments or benefits described in paragraphs (1) through (5) below shall be made prior to the Company’s receipt of such executed release and the lapse of any revocation period provided for in such release, and if Executive does not provide to the Company such executed release or revokes such executed release on or before the Payment Forfeiture Date, Executive shall forfeit any and all rights to such payments:
               (1) The Company shall pay to Executive (or Executive’s beneficiary or estate), subject to Section 3(b) hereof, commencing thirty (30) days following the later of (A) the Date of Termination; and (B) the date the Company receives the release described above executed by Executive for which any revocation period in such release has lapsed, as compensation for services rendered to the Company, a monthly payment for twenty-four (24) months equal to the sum of:
                    (i) Executive’s monthly base salary (before any elective deferrals under any Company plans) in effect on the Date of Termination, plus;
                    (ii) An amount equal to one twelfth (1/12) of the average annual bonus paid to Executive under the Management Incentive Plan (before any elective deferrals under any Company plans) for the preceding five (5) fiscal years ended prior to the Date of Termination; and
                    (iii) An amount equal to the monthly cost to Executive for continued coverage under the Company’s group health benefit insurance plans under Section 4980B of the Internal Revenue Code of 1986 (COBRA), regardless of whether Executive elects to be covered by COBRA.
               (2) Within thirty (30) days of the receipt of the signed release required under Section 3(a) for which any revocation period has lapsed, the Company shall pay to Executive any unpaid bonuses earned in a fiscal year ended prior to the Date of Termination, accrued but unused vacation time and any unreimbursed business expenses owed under the Company’s expense reimbursement policies.
               (3) Upon the latter to occur of both (i) thirty (30) days after the receipt of the signed release required under Section 3(a) for which any revocation period has lapsed and (ii) sixty (60) days following the end of the fiscal year during which the Date of Termination occurs, the Company shall pay to Executive a fraction of the bonus the Executive would have earned for such fiscal year (excluding any deferred or matching amounts to which he would have been entitled) under the Management Incentive Plan had Executive not been terminated, as determined by the Company, in its sole discretion, the numerator of such fraction being the number of days in the fiscal year prior to the Date of Termination and the denominator being 365.
               (4) If the Date of Termination occurs before Executive has reached the age of sixty (60), then for purposes of determining Executive’s vested percentage under the SERP and for no other reason, notwithstanding Executive’s actual age, he shall be deemed to be sixty (60) years of age as of the Date of Termination and entitled to the benefits under the SERP in the amounts and at the times specified under the terms of the SERP then in effect.
               (5) If the Date of Termination occurs before Executive has reached the age of sixty (60), Executive shall be entitled to receive 100% of the unvested benefits (in addition to all vested benefits) under the Sysco Corporation Executive Deferred Compensation Plan (“EDCP”) and shall be entitled to receive the payment of such benefits at the time(s) specified under the terms of the EDCP then in effect pursuant to Executive’s distribution election then in effect under the EDCP.
          (b) Notwithstanding the provisions of Section 3(a), if at any time within the two (2) years following the Date of Termination, Executive, without the prior written consent of the Company, directly or indirectly owns, operates, manages, controls or participates in the ownership, management, operation or control of or is employed by, or is paid as a consultant or other independent contractor to, a business which competes with the Company (or any subsidiary of the Company) in a trade area served by the Company (or a subsidiary of the Company) as of the date of this Agreement, and the Executive continues to be so engaged sixty (60) days after written notice has been given to him to cease such activity, he shall forfeit all amounts thereafter due the Executive under Section 3(a) hereof.
          (c) Any amounts paid pursuant to Section 3(a) herein shall be in lieu of any other amount of severance relating to salary or bonus continuation to be received by Executive upon termination of employment of Executive under any severance plan or policy of the Company. For purposes of this Agreement, benefits under the SERP and EDCP shall not be considered severance, salary or bonus continuation payments.
          (d) Notwithstanding anything to the contrary contained herein, to the extent any portion of the bonuses payable to Executive pursuant to Sections 3(a)(2) or 3(a)(3) herein are subject to bonus deferral elections under the EDCP such amounts shall continue to be deferred under the EDCP and shall be paid to Executive at the time or times provided under the EDCP.
          (e) The following rules shall apply with respect to the distribution of payments and benefits, if any, to be provided to Executive under Section 3(a)(1) of this Agreement, as applicable:

               (1) Notwithstanding anything to the contrary contained herein, no payments shall be made to Executive upon Executive’s termination of employment from the Company under this Agreement unless such termination of employment is a “separation from service” under Section 409A. For purposes of this Agreement, Executive shall have experienced a “separation from service” as a result of a termination of employment if the level of bona fide services performed by Executive decreases to a level equal to twenty-five percent (25%) or less of the average level of services performed by Executive during the immediately preceding thirty-six (36) month period, taking into account any periods of performance excluded by Section 409A.
               (2) It is intended that each installment of the payments and benefits provided under Section 3(a)(1) shall be treated as a separate “payment” for purposes of Section 409A. Neither the Company nor Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A;
               (3) If, as of the date of the “separation from service” of the Executive from the Company, the Executive is not a Specified Employee, then each installment of the payments and benefits shall be made on the dates and terms set forth in Section 3(a)(1), as applicable;
               (4) If, as of the date of the “separation from service” of the Executive from the Company, Executive is a Specified Employee, then:
                    (i) Each installment of the payments and benefits due to Executive under Section 3(a)(1), that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the Short Term Deferral Period shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A; and
                    (ii) Each installment of the payments and benefits under Section 3(a)(1) that is not paid within the Short Term Deferral Period and that would, absent this subsection, be paid within the six-month period following the separation from service of the Executive from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, the Executive’s death), with any such installments that are required to be delayed being accumulated during such six-month period and paid in a lump sum on the date that is six months and one day following the Executive’s separation from service and any subsequent installments being paid in accordance with the dates and terms set forth herein; provided however, that the preceding provisions of this subparagraph shall not apply to any installment of payments and benefits, or any portion thereof, if and to the maximum extent that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Section 1.409A-1(b)(9)(iii) of the Treasury Regulations (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of the Executive’s second taxable year following the taxable year in which the separation from service occurs.
     4. Requirement of an Additional Payment in Certain Circumstances.
          (a) In the event all or any portion of a payment or acceleration right pursuant to this Agreement, or any other agreement, plan, instrument or obligation to which Executive is a party or of which Executive is a beneficiary (an “Other Company Obligation”) is treated as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) which is subject to the excise tax (the “Excise Tax”) imposed by Section 4999 of the Code, the Company shall make the Additional Payment (defined below) either directly to Executive in cash or, with respect to Excise Taxes or other taxes subject to withholding, by payment of such taxes to the appropriate taxing authority on Executive’s behalf, notwithstanding any contrary provision in this Agreement or any Other Company Obligation.
          (b) The term “Additional Payment” means a payment in an amount equal to the sum of (1) the Excise Taxes payable by Executive on any payment or acceleration right pursuant to this Agreement or any Other Company Obligation which is treated as an excess parachute payment, plus (2) the additional Excise Taxes, federal and state income taxes and employment taxes to the extent such taxes are imposed in respect of the Additional Payment, such that Executive shall be in the same after-tax position and shall have received the same benefits that he would have received if the Excise Taxes had not been imposed. For purposes of calculating the income taxes attributable to the Additional Payment, the maximum state and federal income tax rates applicable to Executive’s actual income, net of the maximum reduction in federal income taxes that could be obtained from deduction of such state taxes, shall be used. An example of the calculation of an Additional Payment is set forth below. Assume that the Excise Tax rate is 20%, the highest marginal federal income tax rate is 40%, Executive is subject to federal employment taxes at a rate of 2.9% and Executive is not subject to state income taxes. Further assume that Executive has received an excess parachute payment in the amount of $200,000, on which $40,000 ($200,000 x 20%) in Excise Taxes are payable. The amount of the required Additional Payment is thus computed to be $107,817, i.e., the Additional Payment of $107,817, less additional Excise Taxes on the Additional Payment of $21,563 (i.e., 20% x $107,817), income taxes of $43,127 (i.e., 40% x $107,817), employment taxes of $3,127 (i.e., 2.9% x $107,817) yields $40,000, the amount of the Excise Taxes payable in respect of the original excess parachute payment.
          (c) Executive agrees to reasonably cooperate with the Company to minimize the amount of parachute payments or excess parachute payments, including, without limitation, assisting the Company in establishing that some or all of the payments received by Executive are not “contingent on a change,” as described in Section 280G(b)(2)(A)(i) of the Code and the regulations thereunder, or that some or all of such payments are reasonable compensation for personal services actually rendered by Executive before the date of such change or to be rendered by Executive on or after the date of such change if such arguments are reasonably available. In the event that the Company is able to establish that the amount of an excess parachute payment is less than originally anticipated by Executive, or if Executive becomes entitled to receive a tax refund with respect to Excise Taxes or Additional Payments, Executive shall refund to the Company any excess Additional Payment to the extent not required to pay Excise Taxes, income or employment taxes (including those incurred in respect of receipt of any Additional Payment). Notwithstanding the foregoing, except as otherwise required by Section 4(g) hereof, Executive shall not be required to take any action which his attorney or tax advisor advises him in writing that exposes him to any penalties imposed by the Code. Executive may require the Company to deliver to Executive an indemnification agreement in form and substance reasonably satisfactory to Executive as a condition to taking any action required by this subsection (c).
          (d) The Company shall make the Additional Payments required to be made under this Section 4 not less than thirty (30) days before the Excise Tax with respect to any excess parachute payment to which Section 4(a) is applicable is due and in no event later than the end of Executive’s taxable year next following the taxable year in which Executive (or, if applicable, the Company) remits the related taxes. Any Additional Payment required to be paid by the Company under this Section 4 which is not paid within thirty (30) days of receipt by the Company of Executive’s written demand therefor shall thereafter be deemed delinquent, and the Company shall pay to Executive immediately upon demand interest at a variable rate equal to the prime rate, as reported in the Wall Street Journal “Money Rates” from time to time (the “Prime Rate”) from the date such Additional Payment becomes delinquent to the date of payment of such delinquent sum with interest.
          (e) In the event that there is any change to the Code which results in the recodification of Section 280G or Section 4999 of the Code, or in the event that either such sections of the Code is amended, replaced or supplemented by other provisions of the Code having a similar effect (“Successor Provisions”), then this Agreement shall be applied and enforced with respect to such new Code provisions in a manner consistent with the intent of the parties as expressed herein, which is to assure that Executive is in the same after-tax position and has received the same benefits that he would have been in and received if any taxes imposed by Section 4999 (or any Successor Provisions) had not been imposed on any payments due him pursuant to this Agreement and any Other Company Obligation.
          (f) All determinations required to be made under this Section 4 including, without limitation, whether an Additional Payment is required, and the amount of such Additional Payment and the assumptions to be utilized in arriving at such determinations, unless otherwise expressly set forth in this Agreement, shall be made within forty-five (45) days from the date of the Change of Control by the independent tax consultant(s) selected by the Company and reasonably acceptable to Executive (“Tax Consultant”). The Tax Consultant must be a qualified tax attorney or certified public accountant. All fees and expenses of the Tax Consultant shall be paid in full by the Company.
          (g) The Company and Executive shall report the federal and state tax consequences of any payment or acceleration right subject to Section 4(a) above in good faith and in a manner reasonably consistent with determinations made by the Tax Consultant. Executive shall not take a position inconsistent with such determinations by Tax Consultant in any proceeding related to the determination of any tax unless otherwise agreed to in writing by the Company. If Executive’s tax advisor reasonably believes that a position with respect to any payment or acceleration right subject to Section 4(a) could expose Executive to penalties under the Code, Executive shall not be required to report such payment or acceleration right consistent with such position unless the Company causes the Tax Consultant to provide Executive with a “more likely than not” opinion reasonably satisfactory to Executive’s tax advisor. Upon receipt of such tax opinion, Executive shall report the federal and state income tax consequences of the payment or acceleration right subject to the opinion in a manner consistent with the opinion, and shall take no position inconsistent with the opinion in any proceeding related to the determination of any tax unless otherwise agreed to in writing by the Company.
          (h) The Company shall indemnify and hold harmless the Executive, on an after-tax basis, from any costs, expenses, penalties, fines, interest or other liabilities (“Losses”) incurred by Executive with respect to the exercise by the Company of any of its rights under this Section 4, including, without limitation, any Losses related to the Company’s decision to contest a claim of any imputed income, or otherwise with respect to Executive’s liability for any Excise Tax, or any losses related to any erroneous determination made by the Tax Consultant pursuant of subsection (f) of this Section 4. The Company shall pay all fees and expenses incurred under this Section 4, and shall promptly reimburse Executive for the reasonable expenses incurred by Executive in connection with any actions taken by the Company or required to be taken by Executive hereunder. Any payments owing to Executive and not made within thirty (30) days of delivery to the Company of evidence of Executive’s entitlement thereto shall be paid to Executive together with interest at the Prime Rate; provided that all such amounts are paid to Executive not later than the end of Executive’s taxable year following the taxable year in which the taxes that are the subject of any such audit or litigation are remitted to the taxing authority or the end of the taxable year immediately following the taxable year in which such audit is completed or there is a final and non-appealable settlement or other resolution of the litigation.
     5. Payments Upon Termination of Employment by Executive for Good Reason.
          (a) The Executive’s employment may be terminated by Executive for Good Reason by providing written notice as required by Section 11(b) within ninety (90) days following Executive’s knowledge of the initial existence of the condition giving rise to Good Reason, setting forth a Date of Termination not less than thirty (30) days or more than sixty (60) days from receipt of such notice, provided that the Company has not remedied the event creating the Good Reason within thirty (30) days of receipt of such notice.
          (b) Termination of employment by the Executive for Good Reason shall be deemed, for purposes of this Agreement, as a termination of employment by the

Company without Cause and Executive shall be entitled to the benefits and subject to the obligations of Section 3 hereof.
          (c) The Executive’s mental or physical incapacity following the occurrence of an event described in the definition of Good Reason shall not affect Executive’s ability to terminate employment for Good Reason.
     6. Waiver of “Cut Back” Provisions in SERP and Deferred Comp Plan. This Agreement has been approved by the Compensation Committee of the Board of Directors of the Company and is intended to constitute an agreement which is exempt from the provisions of Section 7.5 of the SERP and Section 6.11 of the EDCP.
     7. Withholding Taxes. The Company may withhold from all payments due to Executive (or his beneficiary or estate) hereunder all taxes that, by applicable federal, state, local or other law, the Company is required to withhold therefrom.
     8. Term of Agreement. This Agreement shall be effective on December 31, 2008, and shall continue in effect until the employment of the Executive terminates, provided that the obligations under Section 3 shall survive without such limitation.
     9. Employment with the Company. Executive agrees that he is an employee-at-will and that nothing in this Agreement shall create any express or implied right of continued employment by the Company. Executive’s employment may be terminated at any time by the Company with or without Cause.
     10. Successors; Binding Agreement.
          (a) This Agreement shall be binding on the Company, its successors and assigns.
          (b) This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive shall die while any amounts remain to be payable to Executive hereunder had Executive continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to such person or persons appointed in writing by Executive to receive such amounts or, if no person is so appointed, to Executive’s estate.
     11. Notice.
          (a) For purposes of this Agreement, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or five (5) days after deposit in the United States mail, certified and return receipt requested, postage prepaid, addressed as follows:

          If to the Executive: At the last known address shown in the Company’s personnel records.

If to the Company:	Sysco Corporation
1390 Enclave Parkway
Houston, TX 77077-2099
Attention: General Counsel
or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
          (b) A written notice terminating Executive’s employment shall set forth the Date of Termination and shall (1) indicate the specific termination provision in this Agreement relied upon, (2) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated and (3) specify the termination date (which date shall be not less than fifteen (15) (thirty (30) days if the Executive is terminating his employment for Good Reason) nor more than sixty (60) days after the giving of such notice). The failure by the Company or Executive to set forth in such notice any fact or circumstance which contributes to a showing of Cause, Good Reason, or Permanent Disability shall not waive any right of the Company or Executive from asserting such fact or circumstances in enforcing the Company’s or Executive’s rights hereunder.
     12. Post Termination Employment. Executive shall not be obligated to seek or accept other employment or take other action to mitigate of the amounts payable to Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not Executive obtains other employment.
     13. Reimbursement of Legal and Advisory Expenses. The Company will reimburse Executive for the legal and advisory fees incurred by Executive in connection with the negotiation and execution of this Agreement.
     14. Resolution of Disputes.
          (a) If a legally cognizable dispute arises out of or relates to this Agreement or the breach, termination, or validity thereof, and if said dispute cannot be settled through direct discussions, the parties agree to resolve the dispute by binding arbitration before the American Arbitration Association (“AAA”). Arbitration proceedings shall be held in Houston, Texas, or at such other place as may be selected by the mutual agreement of the parties. The arbitration shall proceed in accordance with the Employment Dispute Resolution Rules of the AAA in effect on the date of this Agreement, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.
          (b) Disputes subject to binding arbitration pursuant to this section include all tort and contract claims, as well as claims brought under all applicable federal, state or local statutes, laws, regulations or ordinances, including but not limited to, Title VII of the Civil Rights Act of 1964, as amended, the Family and Medical Leave Act; the Americans with Disabilities Act; the Rehabilitation Act of 1973, as amended; the Fair

Labor Standards Act of 1938, as amended; the Age Discrimination in Employment Act, as amended; the Equal Pay Act; the Civil Rights Act of 1866, as amended; and the Employee Retirement Income Security Act of 1974. Disputes subject to binding arbitration pursuant to this section also include claims against the Company’s parent and subsidiaries, and affiliated and successor companies, and claims against the Company that include claims against the Company’s agents and employees, in their capacity as such and otherwise.
          (c) The arbitration award shall be in writing and shall specify the factual and legal bases for the award. In rendering the award, the arbitrator shall determine the respective rights and obligations of the parties according to the laws of the State of Delaware or, if applicable, federal law. The arbitrator shall have the authority to award any remedy or relief that a federal or state court within the State of Delaware could order or grant, including without limitation, specific performance of any obligation created under this Agreement; an award of punitive, exemplary, statutory, or compensatory damages; the issuance of an injunction or other provisional relief; or the imposition of sanctions for abuse or frustration of the arbitration process.
          (d) Each party shall pay for its own fees and expenses of arbitration including the expense of its own counsel, experts, witnesses and preparation and presentation of evidence, except that the cost of the arbitrator and any filing fee exceeding the applicable filing fee in federal court shall be paid by the Company; provided, however, that all reasonable costs and fees necessarily incurred by any party are subject to reimbursement from the other party as part of any award of the arbitrator.
          (e) By initialing below, Executive and the Company acknowledge that each has read the provisions of this Section 14 and agree to arbitration as provided herein. (A duly authorized officer of the Company shall provide his or her initials on behalf of the Company.)

SYSCO CORPORATION		EXECUTIVE

BY:	/s/ MCN	/s/ RJS
     15. Cooperation and Non-Disparagement.
          (a) If Executive’s employment is terminated with or without Cause, Executive agrees to cooperate to the extent and in the manner requested by the Company at the Company’s expense, in the prosecution or defense of any actual, threatened or potential claims, litigation or other proceeding involving the Company including meeting with the Company and its counsel at their request for interviews. The Company, its management and its counsel shall cooperate fully with Executive as to the level of interference with Executive’s other business and personal commitments so as to minimize the level of inconvenience to Executive. To the extent reasonably possible, Executive’s services shall be rendered by personal consultation at Executive’s residence or office, wherever maintained, or by correspondence through the mails, telephone, facsimile or electronic mail, including weekends and evenings, as may be most convenient to Executive. Executive shall not be obligated to (i) occupy any office of the Company or any of its subsidiaries, or (ii) render any services whatsoever to the Company or any of its subsidiaries other than those specified in this Section 15. The Company shall reimburse Executive for all documented out-of-pocket expenses reasonably incurred by Executive in complying with Executive’s obligations hereunder, in accordance with the Company’s normal expense reimbursement policies for senior executives.
          (b) If Executive’s employment is terminated with or without Cause, Executive and the Company agree that neither shall make any disparaging comments or accusations detrimental to the reputation, business, or business relationships of the other except in connection with legal proceedings. In the event that Executive becomes legally compelled to disclose information that may be disparaging to the Company, or detrimental to the business or business relationships of the Company, he shall provide the Company with prompt notice so that it may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that such protective order remedy is not obtained, or that the party about whom the disclosure is to be made waives compliance with the provisions of this Agreement, Executive will furnish only such information that he is advised by written opinion of counsel (such counsel’s opinion to be obtained at the expense of the party seeking the protective order) is legally required and will exercise his best efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded any confidential information. This Section 15 shall not apply to disparaging comments or accusations made in testimony or pleadings in connection with any claims asserted by Executive in a court of law. If Executive shall violate this Section 15(b) he shall forfeit all amounts thereafter due under Sections 3(a) and (b) hereof.
     16. Governing Law. The interpretation, construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the state of Delaware without regard to the principle of conflicts of laws.
     17. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.
     18. Severability. Provided the other provisions of this Agreement do not frustrate the purpose and intent of the law, in the event that any portion of this Agreement shall be determined to be invalid or unenforceable to any extent, the same shall to that extent be deemed severable from this Agreement and the invalidity or unenforceability thereof shall not affect the validity and enforceability of the remaining portion of this Agreement.

     19. Section 409A Compliance.
          (a) This Agreement is intended to comply with, or otherwise be exempt from Section 409A and any regulations and Treasury guidance promulgated thereunder.
          (b) The Company and Executive agree that they will execute any and all amendments to this Agreement as they mutually agree in good faith may be necessary to ensure compliance with the provisions of Section 409A.
          (c) The Company makes no representation or warranty as to the tax effect of any of the preceding provisions and the provisions of this Agreement shall not be construed as a guarantee by the Company of any particular tax effect to Executive under this Agreement. The Company shall not be liable to Executive or any other person for any payment made under this Agreement, which is determined to result in an additional tax, penalty or interest under Section 409A, nor for reporting in good faith any payment made under this Agreement as an amount includible in gross income under Section 409A.
     20. Miscellaneous. No provision of this Agreement may be modified or waived unless such modification or waiver is agreed to in writing and signed by Executive and by a duly authorized officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Failure by Executive or the Company to insist upon strict compliance with any provision of this Agreement or to assert any right Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement. Except as otherwise specifically provided herein, the rights of, and benefits payable to, Executive, Executive’s estate or Executive’s beneficiaries pursuant to this Agreement are in addition to any rights of, or benefits payable to, Executive, Executive’s estate or Executive’s beneficiaries under any other employee benefit plan or compensation program of the Company, except as herein specifically provided.
     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized officer of the Company and Executive has executed this Agreement as of the day and year first above written.

SYSCO CORPORATION		EXECUTIVE

By:	/s/ Michael C. Nichols	/s/ Richard J. Schnieders
Michael C. Nichols
Sr. Vice President & General Counsel

EXHIBIT A
FORM OF
MUTUAL RELEASE
     THIS MUTUAL RELEASE (the “Agreement”) is entered into by and between SYSCO Corporation, a Delaware corporation (the “Company”) and                     , a resident of the state of                      (“Executive”), as of the Effective Date of the Agreement, as defined below.
WITNESSETH
     Executive and Company are parties to that certain First Amended and Restated Executive Severance Agreement dated                                          (“Severance Agreement”).
     Executive and Company are terminating their employment relationship, subject to the terms hereof; and
     NOW, THEREFORE, in consideration of the foregoing and the mutual promises contained herein and other good and valuable consideration, the receipt, adequacy and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:
     1. Termination of Employment. The parties hereto hereby acknowledge and agree that Executive’s employment with Company will automatically terminate as of the close of business on                                         .
     2. Specific Consideration. In exchange for the releases provided hereunder and other good and valuable consideration, and upon the execution of this Agreement, Executive shall be paid the amounts and receive the benefits as provided under the Severance Agreement. Executive agrees that no further amount is or shall be due or claimed to be due from Company and/or from any other person or entity released in paragraph 4 below except for any payments and benefits due under the Severance Agreement and under any other written Company benefit plans, such as the Sysco Corporation Supplemental Executive Retirement Plan, the Sysco Corporation Executive Deferred Compensation Plan, any 401(k) plan, any pension plan and any similar plan, to the extent Executive is entitled to benefits under the respective terms thereof.
     3. Acknowledgment. Executive acknowledges that he has thoroughly discussed all aspects of this Agreement with his attorney, that he has carefully read and fully understands all of the provisions of this Agreement, and that he is voluntarily entering into this Agreement. Executive hereby waives the requirement under the Older Worker’s Benefits Protection Act that Executive has twenty-one (21) days to review and consider this Agreement before executing it. Executive acknowledges and understands that he shall have seven (7) days after signing this Agreement during which he may revoke this Agreement by providing written notice to Company within seven (7) days following its execution. Any notice of revocation of this Agreement shall not be effective unless given in writing and received by Company within the seven-day revocation period via personal delivery, overnight courier, or certified U.S. mail, return receipt requested, to SYSCO Corporation, 1390 Enclave Parkway, Houston, TX 77077-2099, Attention: General Counsel. THIS AGREEMENT SHALL NOT BECOME EFFECTIVE AND

ENFORCEABLE UNTIL SUCH SEVEN (7) DAY PERIOD HAS EXPIRED. IF EMPLOYEE REVOKES THIS AGREEMENT WITHIN SUCH SEVEN (7) DAY PERIOD, EMPLOYEE WILL NOT BE ENTITLED TO RECEIVE ANY OF THE RIGHTS AND BENEFITS DESCRIBED HEREIN OR UNDER THE SEVERANCE AGREEMENT.
     4. Release of Claims by Executive. In consideration of the covenants from Company to Executive set forth herein and in the Severance Agreement, the receipt and sufficiency of which is hereby acknowledged, Executive, on his behalf and on behalf of his heirs, devisees, legatees, executors, administrators, personal and legal representatives, assigns and successors in interest (collectively, the “Derivative Claimants” and each a “Derivative Claimant”), hereby IRREVOCABLY, UNCONDITIONALLY AND GENERALLY RELEASES, ACQUITS, AND FOREVER DISCHARGES, to the fullest extent permitted by law, Company and each of Company’s directors, officers, employees, representatives, stockholders, predecessors, successors, assigns, agents, attorneys, divisions, subsidiaries and affiliates (and agents, directors, officers, employees, representatives and attorneys of such stockholders, predecessors, successors, assigns, divisions, subsidiaries and affiliates), and all persons acting by, through, under or in concert with any of them (collectively, the “Releasees” and each a “Releasee”), or any of them, from any and all charges, complaints, claims, damages, actions, causes of action, suits, rights, demands, grievances, costs, losses, debts, and expenses (including attorneys’ fees and costs incurred), of any nature whatsoever, known or unknown, that Executive now has, owns, or holds, or claims to have, own, or hold, or which Executive at any time heretofore had, owned, or held, or claimed to have, own, or hold from the beginning of time to the date that Executive signs this Agreement, including, but not limited to, those claims arising out of or relating to (i) any agreement, commitment, contract, mortgage, deed of trust, bond, indenture, lease, license, note, franchise, certificate, option, warrant, right or other instrument, document, obligation or arrangement, whether written or oral, or any other relationship, involving Executive and/or any Releasee, (ii) breach of any express or implied contract, breach of implied covenant of good faith and fair dealing, misrepresentation, interference with contractual or business relations, personal injury, slander, libel, assault, battery, negligence, negligent or intentional infliction of emotional distress or mental suffering, false imprisonment, wrongful termination, wrongful demotion, wrongful failure to promote, wrongful deprivation of a career opportunity, discrimination (including disparate treatment and disparate impact), hostile work environment, sexual harassment, retaliation, any request to submit to a drug or polygraph test, and/or whistleblowing, whether said claim(s) are brought pursuant to the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act, 42 U.S.C. Sections 1981, 1983, or 1985, the Vocational Rehabilitation Act of 1977, the Americans with Disabilities Act, the Family and Medical Leave Act or the Fair Credit Reporting Act or any other constitutional, federal, regulatory, state or local law, or under the common law or in equity, and (iii) any other matter (each of which is referred to herein as a “Claim”); provided, however, that nothing contained herein shall operate to release any obligations of Company, its successors or assigns (x) arising under any claims under the Severance Agreement or under any other written Company benefit plans, such as the Sysco Corporation Supplemental Executive Retirement Plan, the Sysco Corporation Executive Deferred Compensation Plan, any 401(k) plan, any pension plan and any similar plan, to the extent Executive is entitled to benefits under the respective terms thereof or (y) to defend and indemnify Executive to the maximum extent that directors and officers of corporations are permitted to be indemnified under Delaware law for all costs of litigation and any judgment or settlement amount paid.
     5. Release of Unknown Claims by Executive. Executive recognizes that he may have some claim, demand, or cause of action against the Releasees relating to any Claim of which he is totally unaware and unsuspecting and which is given up by the execution of this Agreement. It is Executive’s intention in executing this Agreement with the advice of legal counsel that this Agreement will deprive him of any such Claim and prevent Executive or any Derivative Claimant from asserting the same. The provisions of any local, state, federal, or foreign law, statute, or judicial decision providing in substance that this Agreement shall not extend to such unknown or unsuspecting claims, demands, or damages, are hereby expressly waived.
     6. Release of Executive by Company. In consideration of the covenants from Executive to Company set forth herein and in the Severance Agreement, the receipt and sufficiency of which is hereby acknowledged, the Company, its assigns and successors in interest, hereby IRREVOCABLY, UNCONDITIONALLY AND GENERALLY RELEASES, ACQUITS, AND FOREVER DISCHARGES, to the fullest extent permitted by law, Executive, his heirs, devisees, legatees, executors, administrations, personal and legal representatives, or any of them, from any and all charges, complaints, claims, damages, actions, causes of action, suits, rights, demands, grievances, costs, losses, debts, and expenses (including attorneys’ fees and costs incurred), of any nature whatsoever (a “Claim”), arising prior to the date hereof out of events, occurrences or omissions actually known to the Company on the date hereof. The burden of proving the actual knowledge of the Company of such events, occurrences or omissions giving rise to a Claim against Executive shall be the Executive’s burden, and shall only be established by the actual, conscious knowledge of an officer of the Company who is an Executive Vice President of the Company or higher.
     7. No Assignment. Executive represents and warrants that he has not assigned or transferred, or purported to assign or transfer, to any person, entity, or individual whatsoever, any of the Claims released herein. Executive agrees to indemnify and hold harmless the Releasees against any Claim based on, arising out of, or due to any such assignment or transfer.
     8. Indemnification. In furtherance of the foregoing, Executive agrees on behalf of himself and the Derivative Claimants not to sue or prosecute any matter against any Releasee with respect to any Claim and agrees to hold each Releasee harmless with respect to any such suit or prosecution in contravention of this Section 8. The Company agrees on behalf of itself and its successors and assigns not to sue or prosecute any matter against Executive with respect to any Claim and agrees to hold Executive harmless with respect to any such suit or prosecution in contravention of this Section 8. Executive understands that if this Agreement were not signed, he would have the right voluntarily to assist other individuals or entities in bringing Claims against the Releasees. Executive hereby waives that right and hereby agrees that he will not voluntarily provide any such assistance. To the extent that applicable law prohibits Executive from waiving his right to bring and/or participate in the investigation of a Claim, Executive nevertheless waives his right to seek or accept any damages or relief in any such proceeding.

     9. Representation Regarding Knowledge of Trade Secrets and/or Inventions. Executive hereby acknowledges and confirms that he has no right, claim or interest to any property, invention, trade secret, information or other asset used in the business of Company and that all such property, inventions, trade secrets, information and other assets used in the business of Company are owned by Company or its affiliates or licensed to Company or its affiliates by third parties not affiliated with Executive.
     10. Return of Company Property and Proprietary Information. (a) Executive further promises, represents and warrants that Executive has returned or will return to                      [identify designee] by no later than upon the execution of this Agreement by Executive: (a) all property of Company, including, but not limited to, any and all files, records, credit cards, keys, identification cards/badges, computer access codes, computer programs, instruction manuals, equipment (including computers) and business plans; (b) any other property which Executive prepared or helped to prepare in connection with Executive’s employment with Company; and (c) all documents, including logs or diaries, all tangible materials, including audio and video tapes, all intangible materials (including computer files), and any and all copies or duplicates of any such tangible or intangible materials, including any duplicates, copies, or transcriptions made of audio or video tapes, whether in handwriting or typewritten, that are in the possession, custody or control of Executive or his attorneys, agents, family members, or other representatives, which are alleged to support in any way any of the claims Executive has released under this Agreement.
     (b) The foregoing representation shall include all Proprietary Information of Company and Company. With respect to Proprietary Information, Executive warrants, represents, and covenants to return such Proprietary Information on or before the close of business on                                         . As used herein, “Proprietary Information” means information in written form or electronic media, including but not limited to technical and non-technical data, lists, training manuals, training systems, computer based training modules, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes and plans regarding Company or its affiliates, clients, prospective clients, methods of operation, billing rates, billing procedures, suppliers, business methods, finances, management, or any other business information relating to Company or its affiliates (whether constituting a trade secret or proprietary or otherwise) which has value to Company or its affiliates and is treated by Company or its affiliates as being confidential; provided; however, that Proprietary Information shall not include any information that has been voluntarily disclosed to the public by Company or its affiliates (except where such public disclosure has been made without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means. Proprietary Information does include information which has been disclosed to Company or its affiliates by a third party and which Company or its affiliates are obligated to treat as confidential. Proprietary Information may or may not be marked by Company or its affiliates as “proprietary” or “secret” or with other words or markings of similar meaning, and the failure of Company to make such notations upon the physical embodiments of any Proprietary Information shall not affect the status of such information as Proprietary Information.

     11. COBRA. Company will provide Executive with a separate notification about his rights under COBRA to elect to continue group health insurance benefits for a specified time as provided under Section 4980B of the Internal Revenue Code of 1986, as amended (“COBRA”).
     12. General Provisions.
     (a) This Agreement and the covenants, representations, warranties and releases contained herein shall inure to the benefit of and be binding upon Executive and Company and each of their respective successors, heirs, assigns, agents, affiliates, parents, subsidiaries and representatives.
     (b) Each party acknowledges that no one has made any representation whatsoever not contained herein concerning the subject matter hereof to induce the execution of this Agreement. Executive acknowledges that the consideration for signing this Agreement is a benefit to which Executive would not have been entitled had Executive not signed this Agreement.
     (c) Except in the event that Company publicly files this Agreement or otherwise publicly discloses its terms and conditions, Executive agrees that the terms and conditions of this Agreement, including the consideration hereunder shall not be disclosed to anyone and shall remain confidential and not disseminated to any person or entity not a party to this Agreement except to family members, legal counsel, an accountant for purposes of securing tax advice; the Internal Revenue Service, or the state taxing agencies.
     (d) The “Effective Date” of this Agreement shall be the eighth (8th) day after the execution of the Agreement by Executive.
     (e) This Agreement does not constitute an admission of any liability.
     (f) The parties hereto and each of them agrees and acknowledges that if any portion of this Agreement is declared invalid or unenforceable by a final judgment of any court of competent jurisdiction, such determination shall not affect the balance of this Agreement, which shall remain in full force and effect. Any such invalid portion shall be deemed severable.
     (g) Neither this Agreement nor any provision hereof may be modified or waived in any way except by an agreement in writing signed by each of the parties hereto consenting to such modification or waiver.
     (h) Except for the Severance Agreement, the other agreements specified herein and other than as expressly provided herein, the parties hereto acknowledge and agree that this Agreement supercedes all prior agreements or other arrangements by and between Company and Executive with respect to compensation and benefits payable by Company to Executive, including all of Company’s payment obligations for compensation set forth in any employment agreement between the parties, and that such prior agreements or arrangements with respect to compensation and benefits payable by Company to Executive shall upon the execution and delivery hereof by the parties hereto be null and void and of no force and effect whatsoever.
This Agreement shall in all respects be interpreted, enforced and governed under the internal laws (and not the conflicts of laws and rules) of Delaware.

          IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the Effective Date.
EXECUTIVE ATTESTS THAT HE UNDERSTANDS THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.
NOTICE — THIS AGREEMENT CONTAINS A WAIVER OF RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT. EXECUTIVE IS ADVISED TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT
EXECUTED THIS                      DAY OF                                         , 200__.
EXECUTIVE:
Print Name:
Sworn to and subscribed before me this                      day of                                         , 200__.

Notary Public
EXECUTED THIS                      DAY OF                     , 200__.
Company: SYSCO Corporation
By:
Its: